FIOCRUZ RECEIVES REGULATORY APPROVAL TO MARKET
DPP® HIV 1/2 TEST IN BRAZIL

Approval Triggers $400K License Fee

MEDFORD, NY – June 30, 2010 -- Chembio Diagnostics, Inc. (OTCBB: CEMI), which develops, manufactures, markets and licenses point-of-care diagnostic tests, has been notified that Bio-Manguinhos, a division of the Oswaldo Cruz Foundation of Brazil (“FIOCRUZ”), has received regulatory approval from Brazil’s National Health Surveillance Agency (Anvisa) to market Chembio’s Dual Path Platform (DPP®) HIV 1/2 rapid test for use with oral fluid, blood, serum or plasma samples.  The approval triggers $400,000 in license revenues payable to Chembio within 120 days of the date of approval.

During 2008, Chembio signed four agreements with the Oswaldo Cruz Foundation (FIOCRUZ) in Brazil relating to products based on the Company’s DPP® technology, including this HIV test.  FIOCRUZ, which is affiliated with the Brazilian Ministry of Health, is the Ministry’s leading supplier for therapeutics, vaccines and diagnostic tests.

Under the agreement, a technology transfer to FIOCRUZ for this product is anticipated to occur over a five-year period, with anticipated aggregate minimum sales by Chembio to FIOCRUZ of this product and related components of $10 million over the period.  Thereafter, it is anticipated that the technology transfer process will be complete and a five-year royalty phase will occur, with royalties of 4% of Net Sales as defined.  In 2004, Chembio and FIOCRUZ entered a similar agreement for Chembio’s HIV 1/2 STAT-PAK® and components from which Chembio has realized approximately $7.8 million of revenues from 2004-2009.  Since 2009 royalty payments have averaged approximately $24,000 per quarter for that product.

Lawrence Siebert, Chembio's Chief Executive Officer, said, “This is the first product approval using our DPP® technology, and it is appropriately the first product we developed with this platform, which offers significant benefits and features.  I believe this screening test will help increase the reach and accessibility of HIV testing in Brazil, which is already a world leader in HIV prevention and treatment efforts, by means of a less invasive oral fluid test.”

Completion of Multiplex Product Development Phase and DPP® License Fee
The Company also reported that it has filed a Form 8-K concerning the completion of the product development phase of a multiplex product that the Company has been developing for a customer since April 2008.  This development phase completion triggers payment to the Company of a $125,000 exclusive manufacturing option fee.  It also permits recognition, for financial statement purposes, of a $340,000 license fee which was previously paid to Chembio in January 2009 and has been carried as deferred revenue on the Company’s financial statements.

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $5 billion point-of-care testing market. Chembio's two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Inverness Medical Innovations, Inc. Chembio markets its HIV STAT-PAK(R) line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors. Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP(R)) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP(R). Headquartered in Medford, NY, with approximately 100 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485. For more information, please visit: www.chembio.com.

Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed a review or audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:
Company:
Susan Norcott
(631) 924-1135 Ext. 125
snorcott@chembio.com

The Investor Relations Group:
Investor Relations:
James Carbonara
212-825-3210
jcarbonara@investorrelationsgroup.com
or

Media Relations:
Enrique Briz
212-825-3210
ebriz@investorrelationsgroup.com